Exhibit 10.2

EXECUTION VERSION

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of November 4, 2024, by and among VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Borrower”), the Lenders, and TRUIST BANK, as the Administrative Agent (the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Lenders, and the Administrative Agent are party to that certain Credit Agreement dated as of September 10, 2020 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders make certain modifications to the Credit Agreement, and the Administrative Agent and the Lenders have agreed to such modifications subject to the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

SECTION 1. Definitions. Unless otherwise specifically defined herein, each term used herein (and in the preamble and recitals above) which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.

SECTION 2. Amendments to Credit Agreement.

(a) Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms thereto in appropriate alphabetical order:

“Defender” shall mean the “Company”, as defined in the Defender Acquisition Agreement.

“Defender Acquisition” shall mean the acquisition by one or more Subsidiaries of the Borrower of all of the issued and outstanding Equity Interests of Defender and related real estate assets pursuant to the Defender Acquisition Agreement.

“Defender Acquisition Agreement” shall mean that certain Purchase Agreement, dated as of the Defender Acquisition Agreement Effective Date, among Triangle Rock Products, LLC, a Delaware limited liability company, Vulcan Concrete, LLC, a Delaware limited liability company, Vulcan Lands, Inc., a New Jersey corporation, each of which is a Subsidiary of the Borrower, the Sellers (as defined therein) and Defender, as amended, restated, supplemented or otherwise modified from time to time, subject to Section 4.2(a) of the DDTL Credit Agreement.

“Defender Acquisition Agreement Effective Date” shall mean October 2, 2024.

“Dogwood” shall mean the “Company”, as defined in the Dogwood Acquisition Agreement.

“Dogwood Acquisition” shall mean the acquisition by one or more Subsidiaries of the Borrower of all of the issued and outstanding Equity Interests of Dogwood pursuant to the Dogwood Acquisition Agreement.

“Dogwood Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, dated as of the Dogwood Acquisition Agreement Effective Date, among Vulcan Construction Materials, LLC, a Delaware limited liability company, which is a Subsidiary of the Borrower, Dogwood Merger Sub Inc., Dogwood and the Representative (as defined therein), as amended, restated, supplemented or otherwise modified from time to time, subject to Section 4.2(a) of the DDTL Credit Agreement.

“Dogwood Acquisition Agreement Effective Date” shall mean September 25, 2024.

“Fifth Amendment Effective Date” shall mean November 4, 2024.

“Prior DDTL Credit Agreement” shall mean that certain Credit Agreement dated as of June 30, 2021, by and among the Borrower, the lenders from time to time party thereto, Truist Bank, as administrative agent, and the other parties thereto, as amended, restated, replaced, supplemented, or otherwise modified from time to time.

(b) The following definitions in Section 1.1 of the Credit Agreement are hereby amended so that they read, in their entirety, as follows:

“2007 Indenture” shall mean that certain Senior Debt Indenture dated as of December 11, 2007, by and among the Borrower and Wilmington Trust Company, a corporation duly organized and existing under the laws of the State of Delaware, as initial trustee (succeeded by Regions Bank, an Alabama banking corporation), supplemented by that certain First Supplemental Indenture, dated as of December 11, 2007, that certain Second Supplemental Indenture, dated as of June 20, 2008, that certain Third Supplemental Indenture dated as of February 3, 2009, that certain Fourth Supplemental Indenture dated as of June 14, 2011, that certain Fifth Supplemental Indenture dated as of March 30, 2015, that certain Sixth Supplemental Indenture dated as of March 14, 2017, that certain Seventh Supplemental Indenture dated as of June 15, 2017, that certain Eighth Supplemental Indenture dated as of February 23, 2018, that certain Ninth Supplemental Indenture dated as of May 18, 2020 and that certain Tenth Supplemental Indenture dated as of March 3, 2023.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the SEA), becomes the beneficial owner (as defined in Rule 13d-3 under the SEA), directly or indirectly, of 30%, or more, of the Equity Interests of the Borrower having the right to vote for the election of members of the board of directors of the Borrower; (b) as of any date a majority of the board of directors of the Borrower consists (other than vacant seats) of individuals who were not either (i) directors of the Borrower as of the Fifth Amendment Effective Date, (ii) selected, nominated or approved to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii), or (c) any “change of control” occurs under any document evidencing any Indebtedness of any Credit Party with an outstanding principal amount in excess of $250,000,000, other than any “change of control” resulting from any “dead hand proxy put” provision.

“DDTL Credit Agreement Effective Date” shall mean November 4, 2024.

“Letter of Credit Commitment” shall mean, as of any date of determination, the obligation of the Issuing Banks to issue Letters of Credit. As of the Fifth Amendment Effective Date, the Letter of Credit Commitment is $250,000,000.

“Letter of Credit Issuance Limit” shall mean with respect to each Issuing Bank, the amount set forth opposite the name of such Issuing Bank on Schedule 1.1(d) or any lesser amount to be agreed to in writing among such Issuing Bank, the Borrower, and the Administrative Agent.

“Material Subsidiary” shall mean any Subsidiary of the Borrower that is not an Immaterial Subsidiary; provided that no Foreign Subsidiary shall be a Material Subsidiary unless it is a borrower or guarantor of, or otherwise obligated under, any Indebtedness for borrowed money not described in Section 7.11(a).

“Maturity Date” shall mean the earlier to occur of (a) November 4, 2029 or, with respect to a Lender, such later date to which such Lender has agreed pursuant to Section 2.16 and (b) such earlier date as payment of the Loans in full shall be due (whether by acceleration or otherwise).

“Revolving Commitment Percentage” shall mean, with respect to each Lender, the percentage equivalent of the ratio which such Lender’s portion of the Revolving Loan Commitment bears to the Revolving Loan Commitment (as each may be adjusted from time to time as provided herein); provided, that if the Revolving Loan Commitment has terminated or expired, the Revolving Commitment Percentages shall be determined based upon the Revolving Loan Commitment most recently in effect, giving effect to any assignments. As of the Fifth Amendment Effective Date, the Revolving Commitment Percentage of each Lender is as set forth (together with Dollar amount thereof) on Schedule 1.1(a).

“Revolving Loan Commitment” shall mean, as of any date of determination, the several obligations of the Lenders to make advances to the Borrower, in accordance with their respective Revolving Commitment Percentages. As of the Fifth Amendment Effective Date, the Revolving Loan Commitment is $1,600,000,000.

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions (which as of the Fifth Amendment Effective Date includes the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“USCR Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, dated as of the USCR Acquisition Agreement Effective Date, among the Borrower, Grizzly Merger Sub I, Inc. and USCR, as amended, restated, supplemented, or otherwise modified from time to time, subject to Section 4.2(a) of the Prior DDTL Credit Agreement.

(c) Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions for “Flood Insurance Laws”, “ISDA Definitions”, “USCR 2024 Notes” and “USCR 2029 Notes”.

(d) Clause (b) of the definition of “Permitted Liens” in Section 1.1 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(b) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves (in accordance with GAAP) have been accrued so long as the unpaid taxes, interest and penalties secured by such Liens do not exceed $250,000,000 in the aggregate;

(e) Clause (g) of the definition of “Permitted Liens” in Section 1.1 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(g) Liens on assets of the Borrower and its Subsidiaries existing as of the Fifth Amendment Effective Date which are set forth on Schedule 1.1(b);

(f) Clause (n) of the definition of “Permitted Liens” in Section 1.1 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(n) Liens securing Indebtedness that is assumed in connection with a Permitted Acquisition; provided that (i) such Indebtedness is not created in contemplation of such Permitted Acquisition and (ii) the aggregate principal amount of such Indebtedness shall not exceed $100,000,000 at any time;

(g) Clause (a) of the definition of “Pro Forma Basis” in Section 1.1 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(a) Permitted Acquisitions, the USCR Acquisition, the Defender Acquisition and the Dogwood Acquisition;

(h) Section 2.2(a) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(a) Subject to the terms and conditions of this Agreement, each Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.2(c) below, hereby agrees to issue one or more Letters of Credit, from time to time on any Business Day prior to the date that is thirty (30) days prior to the Maturity Date, up to an aggregate face amount equal to the Letter of Credit Issuance Limit; provided, however, that, (i) except as described in the last sentence of Section 4.2, the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.2 have been satisfied and (ii) the aggregate face amount of all Letters of Credit outstanding at any time shall not exceed the Letter of Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the date ten (10) days prior to the Maturity Date, and (B) one year after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal and provided that no such renewal shall extend beyond the date ten (10) days prior to the Maturity Date). Unless otherwise agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued or amended, (i) for each Standby Letter of Credit, the rules of the International Standby Practices, International Chamber of Commerce Publication No. 590, or any subsequent revision or restatement thereof adopted by the International Chamber of

Commerce and in use by the Issuing Bank, shall apply and (ii) for each Commercial Letter of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600, or any subsequent revision or restatement thereof adopted by the International Chamber of Commerce and in use by the Issuing Bank, shall apply. The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law.

(i) Section 2.3(a) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(a) Choice of Interest Rate, etc. Any Loan (excluding Swing Loans) shall, at the option of the Borrower, be made either as a Base Rate Loan or as a SOFR Loan; provided, however, that (i) if the Borrower fails to give the Administrative Agent written notice specifying whether a SOFR Loan is to be repaid, continued or converted on a Payment Date, the Borrower shall be deemed to have elected to continue such Loan as a SOFR Loan having an Interest Period of one (1) month in accordance with Section 2.4(a)(iii) and (ii) the Borrower may not select a SOFR Loan (A) with respect to a Loan, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.2 or (B) if, at the time of such Loan or at the time of the continuation of, or conversion to, a SOFR Loan pursuant to Section 2.3(c), an Event of Default exists unless the Required Lenders so consent in writing. Any notice given to the Administrative Agent in connection with a requested Loan hereunder shall be given to the Administrative Agent prior to 12:00 noon (Charlotte, North Carolina time) in order for such Business Day or U.S. Government Securities Business Day to count toward the minimum number of Business Days or U.S. Government Securities Business Day, as applicable, required.

(j) Section 2.3(c)(ii) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(ii) Repayments, Continuations and Conversions. At least three (3) U.S. Government Securities Business Days prior to each Payment Date for a SOFR Loan, the Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such SOFR Loan is to be continued as one or more new SOFR Loans and also specifying the new Interest Period applicable to each such new SOFR Loan (and subject to the provisions of this Agreement, upon such Payment Date, such SOFR Loan shall be so continued). Upon such Payment Date, any SOFR Loan (or portion thereof) not so continued shall be deemed continued as a SOFR Loan having an Interest Period of one (1) month.

(k) Section 2.4(a)(iii) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(iii) If No Notice of Selection of Interest Rate. If the Borrower fails to give the Administrative Agent timely notice of its selection of the Base Rate or the Adjusted Term SOFR, or if for any reason a determination of the Adjusted Term SOFR for any Loan is not timely concluded, the Base Rate shall apply to such Loan. If the Borrower fails to elect to continue any SOFR Loan prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.3, as applicable, the Borrower shall be deemed to have elected to continue such Loan as a SOFR Loan having an Interest Period of one (1) month.

(l) Section 2.16(a) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(a) After the first anniversary of the Fifth Amendment Effective Date, but at least forty-five (45) days prior to the Maturity Date then in effect, the Borrower may, by written notice to the Administrative Agent, request that the Maturity Date then in effect be extended by one calendar year, effective as of a date selected by the Borrower (the “Extension Effective Date”); provided, that (i) the Borrower may only make one such request in any calendar year and no more than two such requests during the term of this Agreement (following the Fifth Amendment Effective Date) and (ii) the Extension Effective Date shall be at least forty-five (45) days, but not more than sixty (60) days, after the date such extension request is received by the Administrative Agent (the “Extension Request Date”). Upon receipt of the extension request, the Administrative Agent shall promptly notify each Lender of such request. If a Lender agrees, in its sole discretion, to so extend the Maturity Date applicable to its Revolving Loan Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than fifteen (15) days after the Extension Request Date (or such later date to which the Borrower and the Administrative Agent shall agree), and the Administrative Agent shall promptly thereafter notify the Borrower of such Extending Lender’s agreement to extend the Maturity Date applicable to such Lender’s Revolving Loan Commitment (and such agreement shall be irrevocable). The Revolving Loan Commitment of any Lender that fails to accept or respond to the Borrower’s request for an extension of the Maturity Date (a “Declining Lender”) shall be terminated on the Maturity Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Maturity Date the Borrower shall pay in full the Revolving Loans owing to such Declining Lender, together with all accrued interest thereon and all accrued Commitment Fees and Letter of Credit fees owing to such Declining Lender under this Agreement and (to the extent that such Declining Lender shall cease to be a Lender under this Agreement as of such date) all other amounts due to such Declining Lender under this Agreement.

(m) Section 5.1(a) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(a) Organization; Power; Qualification. The Borrower and each Material Subsidiary (i) is a corporation, partnership, limited liability company or other business entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect and (iii) is duly qualified and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify or be authorized to do business could not reasonably be expected to have a Materially Adverse Effect.

(n) Section 5.1(c) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(c) Partnerships; Joint Ventures; Subsidiaries. Except as disclosed on Schedule 5.1(c), the Borrower has no Subsidiaries as of the Fifth Amendment Effective Date. Schedule 5.1(c) sets forth, for each Person set forth thereon and, with respect to clause (ii) below, the Borrower, a complete and accurate statement of (i) the percentage ownership of each such Person by the Borrower or applicable Subsidiary of the Borrower as of the Fifth Amendment Effective Date and (ii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person as of the Fifth Amendment Effective Date.

(o) Section 5.1(i) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(i) Financial Statements. The Credit Parties have furnished, or caused to be furnished, to the Lenders audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended on or about December 31, 2023, including the balance sheets and income and cash flow statements, prepared by independent certified public accountants of recognized national standing which are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of the Borrower and its consolidated Subsidiaries as of such dates, as applicable, and the results of operations for the fiscal years then ended, as applicable. Except as disclosed in such financial statements, neither the Borrower nor any consolidated Subsidiary has any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of the Borrower or any consolidated Subsidiary which have not heretofore been disclosed in writing to the Lenders. The Borrower and its Subsidiaries maintain reserves to the extent required by GAAP for future costs associated with any retiree and health care benefits, any reclamation and any other potential claims under Environmental Laws or Mining Laws.

(p) Section 5.1(j) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(j) No Adverse Change. Since December 31, 2023, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect.

(q) Section 5.1(o) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(o) Casualties; Taking of Properties, etc. Since December 31, 2023, neither the business nor the properties of the Borrower and its Material Subsidiaries has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy in a manner that could reasonably be expected to have a Materially Adverse Effect.

(r) Section 5.1(t)(ii) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(ii) As of the Fifth Amendment Effective Date, except as set forth on Schedule 5.1(t), neither the Borrower nor any Material Subsidiary has received from any Governmental Authority any complaint, or notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws or Mining Laws with regard to the Properties, nor is the Borrower or any Material Subsidiary aware that any such notice is pending, including, without limitation, any such notice in respect of the reclamation, or alleged need for reclamation, of any current or former Property, except, in each case, which could not reasonably be expected to have a Materially Adverse Effect.

(s) Section 5.2 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

Section 5.2 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects), at and as of the Closing Date and (other than the representations and warranties set forth in Sections 5.1(j) and 5.1(k)) the date of each Loan or Letter of Credit hereunder, except to the extent made with respect to a specific, earlier date, in which case such representation and warranty shall have been true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects) as of such earlier date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of any Loan or the issuance of any Letter of Credit under this Agreement.

(t) Section 6.17 of the Credit Agreement is hereby deleted in its entirety.

(u) Section 7.2(b) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(b) Investments in existence on the Fifth Amendment Effective Date and described on Schedules 5.1(c) and 7.2;

(v) Section 7.4(c) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(c) No Credit Party will, nor will it permit any of its Material Subsidiaries to, make any Acquisition except for Permitted Acquisitions, the USCR Acquisition, the Defender Acquisition and the Dogwood Acquisition.

(w) Section 7.6 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

Section 7.6 Restrictive Agreements. No Credit Party will, nor will it permit any of its Material Subsidiaries to, directly or indirectly, enter into after the Closing Date any agreement that prohibits, restricts or imposes any condition upon (a) its ability to create, incur or permit any Lien upon any of its assets, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to any Credit Party, to Guarantee Indebtedness of any Credit Party or to transfer any of its assets to any Credit Party; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by (A) law, (B) this Agreement or any other Loan Document or (C) the DDTL Credit Agreement or any other Loan Document (as defined in the DDTL Credit Agreement), in each case with respect to this clause (C), as in effect on the DDTL Credit Agreement Effective Date, (ii) the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or the assets being sold and such sale is permitted hereunder or (B) customary restrictions and conditions contained in agreements with depositaries, securities intermediaries and other financial institutions relating to accounts maintained by a Credit Party or a Material Subsidiary, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof and (v) clauses (a) and (b) shall not apply to Indebtedness incurred after the Closing Date so long as restrictions contained in such Indebtedness are not more restrictive, taken as a whole, than the restrictions in the 2007 Indenture as in effect on the Fifth Amendment Effective Date.

(x) Section 7.10 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

Section 7.10 Financial Covenant. The Borrower shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter to be greater than 3.50 to 1.00; provided, that if the Borrower or any Subsidiary consummates an Acquisition for which the Acquisition Consideration is $75,000,000 or greater, then the maximum Total Leverage Ratio as of the last day of the four (4) fiscal quarters ending thereafter (including the fiscal quarter in which such Acquisition occurred) shall be 4.00 to 1.00.

(y) Section 7.11 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

Section 7.11 Priority Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume, suffer to exist or be obligated under any Indebtedness for borrowed money (as a borrower, guarantor or otherwise), other than (a) intercompany Indebtedness owed by any Subsidiary of the Company to the Company or any other Subsidiary of the Company, (b) [reserved], (c) [reserved] and (d) other Indebtedness in an amount not to exceed $100,000,000 in the aggregate outstanding at any time, unless the Borrower shall have, prior to or concurrent with the incurrence of such Indebtedness, caused such Subsidiary to guarantee the Obligations and become a Credit Party hereunder by entering into a guaranty and joinder agreement in form and substance reasonably acceptable to the Administrative Agent and delivering such other documentation (including customary certificates, resolutions and legal opinions) and taking such other actions as reasonably requested by the Administrative Agent in connection with such guaranty; provided that no Foreign Subsidiary shall be required to provide such guaranty if doing so would reasonably be expected to result in material adverse tax consequences to the Borrower and its Subsidiaries.

(z) Section 8.1(i) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(i) One or more judgments, orders or awards (excluding any amounts paid or covered by insurance as to which the insurance company has not disputed coverage) shall be entered by any court against the Borrower or any Material Subsidiary for the payment of money which exceeds, together with all such other judgments, orders, or awards, $250,000,000 in the aggregate, or (ii) a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any Material Subsidiary pursuant to any judgment which, together with all other property of the Borrower and its Subsidiaries subject to other such processes, exceeds $250,000,000 in the aggregate, excluding any amounts paid or covered by insurance as to which the insurance company has not disputed coverage; or

(aa) Section 8.1(j) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(j) one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, could reasonably be expected to, individually or in the aggregate, result in a payment obligation of the Borrower or any ERISA Affiliate in an amount exceeding $250,000,000; or

(bb) Section 8.1(k) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(k) (i) any event or condition shall occur which results in the acceleration of the maturity of Indebtedness of the Borrower or any Material Subsidiary (other than the Obligations) in excess of $250,000,000 (individually or in the aggregate with other Indebtedness) or (ii) failure to make any payment beyond the applicable grace period, if any (whether scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of the Borrower or any Material Subsidiary (other than the Obligations) in excess of $250,000,000 (individually or in the aggregate with other Indebtedness) or (iii) the Borrower or any Material Subsidiary shall default under any Hedge Transaction which results in a payment obligation of the Borrower or any Material Subsidiary in excess of $250,000,000; or

(cc) Section 10.1 of the Credit Agreement is hereby amended to update the notice information with respect to Womble Bond Dickinson (US) LLP as follows:

Womble Bond Dickinson (US) LLP

301 S. College Street, Suite 3500

Charlotte, NC 28202 6050

Attn: Sid Shenoy, Esq.

(dd) Section 10.17(a) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(a) No member of the Lender Group shall disclose any material non-public confidential information (“MNPI”) regarding the Credit Parties or their Subsidiaries without the consent of the Borrower, other than (i) to any Related Party of any member of the Lender Group (it being understood that such Related Parties will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to it on a non-confidential basis from a source other than the Credit Parties or any of their Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (subject to the acknowledgment and acceptance by such assignee or participant that such MNPI is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of information (including “click-through” agreements), (vii) on a confidential basis to any rating agency and (viii) on a confidential basis to the CUSIP Service Bureau or any similar organization. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority.

(ee) Section 10.20 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

Section 10.20. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lender Group members and their respective Affiliates are arm’s-length commercial transactions between such Credit Party and its Affiliates, on the one hand, and the Lender Group members and their respective Affiliates, on the other hand, (ii) such Credit Party has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate, and (iii) such Credit Party is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lender Group members and its respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) no Lender Group member or any of its respective Affiliates has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lender Group members and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Credit Party and its Affiliates, and no Lender Group member or any of its Affiliates has any obligation to disclose any of such interests to such Credit Party or its Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against each of the Lender Group members or any of its respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(ff) Section 12.4 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

Section 12.4 [Reserved].

(gg) Schedule 1.1(a) of the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule 1.1(a) attached hereto and made a part hereof. The Revolving Loan Commitments of each of the Lenders immediately prior to the effectiveness of this Amendment shall be reallocated among the Lenders such that, immediately after the effectiveness of this Amendment, the Revolving Loan Commitments of each Lender shall be as set forth on Schedule 1.1(a) attached hereto. In order to effect such reallocations, assignments shall be deemed to be made among the Lenders in such amounts as may be necessary, and with the same force and effect as if such assignments were evidenced by the applicable Assignment and Acceptance (but without the payment of any related assignment fee), and no other documents, instruments or actions shall be required in connection with such assignments, other than recordation in the Register or as the Administrative Agent may reasonably require. Further, to effect the foregoing, each Lender agrees to make such settlements in respect of any outstanding Loans and Letters of Credit, either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, such that after giving effect to this Amendment, each Lender holds Loans and participations in respect of Letters of Credit equal to its Revolving Commitment Percentage (after giving effect to this Amendment) of all such Loans and Letters of Credit.

(hh) Schedule 1.1(b), Schedule 5.1(c), Schedule 5.1(t) and Schedule 7.2 of the Credit Agreement are hereby amended and restated in their entirety as set forth on Schedule 1.1(b), Schedule 5.1(c), Schedule 5.1(t) and Schedule 7.2, respectively, attached hereto and made a part hereof.

(ii) The Credit Agreement is hereby amended to add a new Schedule 1.1(d), as set forth on Schedule 1.1(d) attached hereto and made a part hereof.

SECTION 3. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a) Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents is true and correct in all material respects (or, if any such representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty is true and correct in all respects) on and as of the date hereof as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representation and warranty was true and correct in all material respects (or, if any such representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty was true and correct in all respects) as of such earlier date.

(b) As of the date hereof there exists no Default or Event of Default and immediately after giving effect to this Amendment there will exist no Default or Event of Default.

(c) The Borrower has the power and is duly authorized to enter into, deliver, and perform this Amendment.

(d) This Amendment is the legal, valid, and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

SECTION 4. Conditions Precedent. This Amendment shall become effective only upon satisfaction of each of the following conditions:

(a) the receipt by the Administrative Agent of this Amendment duly executed by each of the Borrower, the Administrative Agent and each Lender;

(b) the receipt by the Administrative Agent of each of the following, in form and substance satisfactory to the Administrative Agent:

(i) a customary legal opinion of Womble Bond Dickinson (US) LLP, counsel to the Borrower, addressed to the Lender Group, covering the transactions contemplated by this Amendment and the Loan Documents entered into in connection herewith;

(ii) a certificate signed by an Authorized Signatory of the Borrower, including a certificate of incumbency with respect to each Authorized Signatory of the Borrower, together with appropriate attachments which shall include the following: (A) a copy of the certificate of incorporation of the Borrower certified to be true, complete and correct by the Secretary of State (or relevant equivalent office) of the State of the Borrower’s incorporation, (B) a true, complete and correct copy of the bylaws of the Borrower, (C) a true, complete and correct copy of the resolutions (including, without limitation, board resolutions and shareholder resolutions, as applicable) of the Borrower authorizing the execution, delivery and performance by the Borrower of this Amendment and the Loan Documents entered into in connection herewith and authorizing borrowing under the Credit Agreement as amended by this Amendment, and (D) a certificate of good standing, existence, or similar appellation from the jurisdiction in which the Borrower is incorporated and, to the extent failure to be so qualified in any other jurisdiction could reasonably be expected to have a Materially Adverse Effect, foreign qualifications in those jurisdictions in which the Borrower is required to be qualified to do business; provided that if a document referenced in clause (A) or (B) was previously delivered in connection with the Credit Agreement or not required to be delivered in connection with the Credit Agreement, then delivery of such document shall not be required so long as the Borrower delivers an officer’s certificate certifying that no changes have been made to such document, and such document remains in full force and effect; and

(iii) an officer’s certificate executed by a Financial Officer of the Borrower certifying the solvency of the Borrower as of the Fifth Amendment Effective Date;

(iv) the DDTL Credit Agreement, duly executed by the Borrower, the Lenders and the Administrative Agent (each as defined therein);

(c) the receipt by the Administrative Agent of all documentation and information required by any Governmental Authority under any applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(d) the Borrower shall have paid to the Administrative Agent all costs, fees, and expenses owed by the Borrower to the Administrative Agent and the Lenders due and payable on or prior to the date hereof, including, without limitation, fees and expenses of counsel to the Administrative Agent.

SECTION 5. Miscellaneous Terms.

(a) Loan Document. For avoidance of doubt, the Borrower, the Lenders, and the Administrative Agent hereby acknowledge and agree that this Amendment is a Loan Document.

(b) Effect of Amendment. Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of the Borrower, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) No Novation or Mutual Departure. The Borrower expressly acknowledges and agrees that (i) there has not been, and this Amendment does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the amendments contained in Section 2 above, and (ii) nothing in this Amendment shall affect or limit the Administrative Agent’s or any Lender’s right to demand payment of liabilities owing from the Borrower to the Administrative Agent or the Lender under, or to demand strict performance of the terms, provisions, and conditions of, the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Loan Documents.

(d) Ratification. The Borrower hereby restates, ratifies, and reaffirms all of its obligations and covenants set forth in the Credit Agreement and the other Loan Documents to which it is party effective as of the date hereof.

(e) Claims. To induce the Administrative Agent and the Lenders to enter into this Amendment and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions thereof), the Borrower hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists no right of offset, defense, counterclaim, claim, or objection in favor of the Borrower or arising out of or with respect to any of the Loans or other obligations of the Borrower owed to the Administrative Agent and the Lenders under the Credit Agreement or any other Loan Document.

(f) Release. In consideration of the agreements contained herein, the Borrower hereby waives and releases each of the Lender Group members and their respective directors, partners, officers, employees and agents, from any and all claims and defenses, known or unknown as of the date of this Amendment, with respect to the Credit Agreement, the other Loan Documents and the transactions contemplated thereby on or before the date of this Amendment.

(g) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

(h) Fax or Other Transmission. Delivery by one or more parties hereto of an executed counterpart of this Amendment via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Amendment.

(i) Recitals Incorporated Herein. The preamble and the recitals to this Amendment are hereby incorporated herein by this reference.

(j) Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(k) Further Assurances. The Borrower agrees to take, at the Borrower’s expense, such further actions as the Administrative Agent shall reasonably request from time to time to evidence the amendments set forth herein and the transactions contemplated hereby.

(l) Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(m) Severability. Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	VULCAN MATERIALS COMPANY, as the Borrower

	By:	/s/ Ryan A. Hall
Name: Ryan A. Hall
Title: Vice President and Treasurer

[VULCAN – FIFTH AMENDMENT TO CREDIT AGREEMENT]

ADMINISTRATIVE AGENT AND LENDERS:	TRUIST BANK, as the Administrative Agent, an Issuing Bank and a Lender

	By:	/s/ Jason Hembree
Name: Jason Hembree
Title: Director

WELLS FARGO BANK, N.A., as an Issuing Bank and a Lender

By:	/s/ Andrew Payne
Name: Andrew Payne
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

By:	/s/ Heather Thoma
Name: Heather Thoma
Title: Vice President

BANK OF AMERICA, N.A., as an Issuing Bank and a Lender

By:	/s/ Bruce Clark
Name: Bruce Clark
Title: Senior Vice President

REGIONS BANK, as an Issuing Bank and a Lender

By:	/s/ Cheryl L. Shelhart
Name: Cheryl L. Shelhart
Title: Managing Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Dana Siconolfi
Name: Dana Siconolfi
Title: Authorized Signatory

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Kimberly A. Crotty
Name: Kimberly A. Crotty
Title: Senior Vice President

FIRST HORIZON BANK, as a Lender

By:	/s/ K. Lebron Womack
Name: K. Lebron Womack
Title: Senior Vice President

SOUTHSTATE BANK, N.A., successor in interest by merger to ATLANTIC CAPITAL BANK, N.A., as an exiting Lender

By:	/s/ Brandon R. Wienke
Name: Brandon R. Wienke
Title: Senior Vice President, Middle Market